EXHIBIT 21

Subsidiaries of Esco Technologies Inc.

The following list omits certain of the Company’s subsidiaries which, if considered in the aggregate as a single subsidiary, would not, as of the end of the year covered by this Report, constitute a “significant subsidiary” as defined in SEC Regulation S-X.

Name	State or Jurisdiction of Incorporation or Organization	Name(s) Under Which It Does Business
Beijing Lindgren ElectronMagnetic Technology Co., Ltd.	People’s Republic of China	Same; also ETS-Lindgren

Crissair, Inc.	California	Same

Doble Engineering Company	Massachusetts	Same

Doble PowerTest Limited	United Kingdom	Same

ESCO Finance International S.à r.l.	Luxembourg	Same

ESCO International Holding Inc.	Delaware	Same

ESCO Technologies Holding LLC	Delaware	Same

ETS-Lindgren Inc.	Illinois	Same

ETS-Lindgren OY	Finland	Same

Hi-Tech Metals, Inc.	Texas	Same

Mayday Manufacturing Co.	Texas	Same

Morgan Schaffer Ltd.	Quebec, Canada	Same

NRG Systems, Inc.	Vermont	Same

Plastique Limited	United Kingdom	Same

Plastique Sp. z o.o.	Poland	Same

PTI Technologies Inc.	Delaware	Same

Thermoform Engineered Quality LLC	Delaware	Same

VACCO Industries	California	Same

Westland Technologies, Inc.	California	Same